                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|   Preliminary Proxy Statement              |_| Confidential, for Use of the
|X|   Definitive Proxy Statement                   Commission Only (as permitted
|_|   Definitive Additional Materials              by Rule 14a-6(e)(2))
|_|   Soliciting Material Pursuant to Rule 14a-12

                                NX NETWORKS, INC.
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Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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(2)   Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
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|_| Fee paid previously with preliminary materials.

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|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(1)   Amount previously paid:

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

                                                              January 22, 2001

Dear Fellow Stockholder:

     At a special meeting of stockholders to be held on Tuesday, March 6, 2001, the stockholders of Nx Networks, Inc. will be asked to approve a number of proposals. These include:

     1. An amendment to our restated certificate of incorporation to increase our authorized number of shares of common stock from 55 million to 85 million.

     2. An amendment to the 1999 Long Term Incentive Plan to increase the number of shares covered by the Plan from 7,250,000 to 11,250,000.

     3. Authorization to sell common stock to raise capital in one or more private offerings in compliance with Nasdaq Stock Market listing requirements.

     4. Authorization to issue approximately 1.75 million shares of common stock to the former shareholders of AetherWorks Corporation in compliance with Nasdaq Stock Market listing requirements.

     Proposals 1, 3 and 4 all impact the Company's financial condition, as described in the accompanying proxy statement, and it is very important that you take the time to vote. We request that you vote at your earliest convenience, so that we can proceed to finalize our plans to obtain additional financing for the Company and proceed with our efforts to recruit additional high quality employees.

     Our board of directors has approved each of the proposals, and the board of directors unanimously recommends that you vote FOR each of the proposals set forth in the accompanying Notice of Special Meeting of Stockholders.

      It is important that your shares be represented and voted at the Special Meeting. Whether or not you plan to attend the Special Meeting, we request that you complete and promptly return the enclosed proxy card in the envelope provided. Please note that a failure to vote in effect constitutes a vote against some of the proposals set forth in the attached Notice of Special Meeting of Stockholders. Accordingly, we urge you to promptly sign, date and return the enclosed proxy.

     On behalf of the board of directors, thank you for your cooperation and continued support.

                                          Sincerely,



                                          John DuBois
                                          Chief Executive Officer

                                NX NETWORKS, INC.
                         13595 DULLES TECHNOLOGY DRIVE,
                             HERNDON, VIRGINIA 20171

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, MARCH 6, 2001

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Nx Networks, Inc., a Delaware corporation, will be held on Tuesday, March 6, 2001 at 10:00 a.m. at the Hyatt Dulles Hotel, 2300 Dulles Corner Blvd., Herndon, Virginia 20171 to consider and vote upon the following:

     1. An amendment to our restated certificate of incorporation to increase our authorized number of shares of common stock from 55 million to 85 million.

     2. An amendment to the 1999 Long Term Incentive Plan to increase the number of shares covered by the Plan from 7,250,000 to 11,250,000.

     3. Authorization to sell common stock to raise capital in one or more private offerings in compliance with Nasdaq Stock Market listing requirements.

     4. Authorization to issue approximately 1.75 million shares of common stock to the former shareholders of AetherWorks Corporation in compliance with Nasdaq Stock Market listing requirements.

     We will also transact such other business as may properly come before the meeting or any adjournment thereof.

     The board of directors has no knowledge of any other business to be transacted at the Special Meeting.

     Stockholders of record at the close of business on January 12, 2001 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Our stock transfer books will remain open following the record date.

     All stockholders of record are cordially invited to attend the meeting. Regardless of whether you expect to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope to ensure that your shares are represented at the meeting.

                                   By Order of the Board of Directors,


                                   Jay R. Schifferli

                                    Secretary

Herndon, Virginia
January 22, 2001

                                NX NETWORKS, INC.
                          13595 DULLES TECHNOLOGY DRIVE
                             HERNDON, VIRGINIA 20171

                                 PROXY STATEMENT
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 6, 2001

      This proxy statement and the enclosed proxy card are being furnished to you in connection with the upcoming Special Meeting of Stockholders of Nx Networks, Inc. The meeting will be held on Tuesday, March 6, 2001. Our board of directors is soliciting proxies from holders of our common stock to ensure each stockholder has an opportunity to vote on all matters submitted to a vote of stockholders at the Special Meeting, whether or not the stockholder will be attending the meeting in person.

      We mailed The Notice of Meeting, this proxy statement and the enclosed proxy card to our stockholders on or about January 31, 2001.

      HOW TO VOTE. You may vote on each matter to be submitted to a vote of stockholders at the meeting by marking the appropriate box on the proxy card, signing it and returning it to us in the enclosed envelope. When the proxy card is properly signed and returned, your shares will be voted at the meeting by the proxyholders named on the proxy card in accordance with your directions. If the proxy card is returned without any box marked for a specified matter and without instructions on the proxy card for voting with respect to the matter, the shares will be voted on that matter either in favor of the matters set forth in the accompanying Notice of Meeting or as recommended by the board of directors.

      MATTERS TO BE SUBMITTED TO A VOTE. The only matters known to us to be submitted to a vote of stockholders at the Special Meeting are:

          1. An amendment to our restated certificate of incorporation to increase our authorized number of shares of common stock from 55 million to 85 million.

          2.   An amendment to the 1999 Long Term Incentive Plan to increase the
               number  of  shares   covered  by  the  Plan  from   7,250,000  to
               11,250,000.

          3. Authorization to sell common stock to raise capital in one or more private offerings in compliance with Nasdaq Stock Market listing requirements.

          4. Authorization to issue approximately 1.75 million shares of common stock to the former shareholders of AetherWorks Corporation in compliance with Nasdaq Stock Market listing requirements.

      When you sign and return a proxy card, the proxy card gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on any other business that may come before the meeting. Therefore, unless you specify otherwise on the proxy card, the proxyholders will vote your shares on any other business as recommended by the board of directors.

      REVOKING PROXIES. You may revoke your proxy at any time before its exercise by delivering a written revocation or a subsequently dated proxy to the Secretary of the Company Networks or by casting a ballot in person at the Special Meeting. Your attendance at the Special Meeting alone, however, will not in and of itself be deemed to revoke a proxy unless you give affirmative notice at the Special Meeting that you revoke the proxy and vote in person by ballot at the meeting. Your voting by ballot will cancel any proxy that you previously returned as to any matter on which you vote on in person by ballot.

      NAMING OTHER PROXIES. You may designate as your proxy someone other than the persons named on the enclosed proxy card by crossing out those names and inserting the name(s) of the person(s) you wish to have act as your proxy. If you designate your own proxies, you should designate no more than three persons. If you want to designate persons to act as your proxy, you must deliver the proxy card to the designated person or persons and they must be present and vote at the Special Meeting. Proxy cards on which you have designated other proxyholders should not be returned to us.

      WHO MAY VOTE. Holders of our common stock as of the close of business on January 12, 2001 are entitled to notice of and to vote at the Special Meeting. Each share of our common stock is entitled to one vote. As of January 12, 2001, we had approximately 41,721,000 shares of common stock outstanding.

      VOTES REQUIRED AND TABULATION OF VOTES. Under our by-laws, the presence, either in person or by proxy, of stockholders holding a majority of the outstanding shares of common stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Shares of common stock present in person or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

      Only those votes cast for or against a proposal are used in determining the results of a vote. Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote their shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum. With respect to the approval of any particular proposal, abstentions are considered present at the meeting, but since they are not affirmative votes for the proposal they will have the same effect as votes against the proposal. Broker non-votes, on the other hand, are not considered present at the meeting for the particular proposal for which the broker withheld authority to vote.

        The following votes are necessary to adopt the proposals expected to be acted upon at our annual meeting:

        INCREASE IN OUR AUTHORIZED COMMON STOCK: To be adopted, the amendment to our restated certificate of incorporation to increase our authorized common stock must receive the affirmative vote of the majority of the shares entitled to vote. Brokers do not generally have discretion to vote shares on this matter without instruction from the beneficial owners. For purposes of this proposal, abstentions and broker non-votes have the effect of negative votes.

        ALL OTHER PROPOSALS: To be adopted, the proposals to amend the 1999 Long Term Incentive Plan, to authorize the sale of common stock to raise capital in compliance with Nasdaq Stock Market listing requirements and to authorize the issuance of common stock to the former owners of AetherWorks Corporation in compliance with Nasdaq Stock Market listing requirements each must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Brokers do not generally have discretion to vote shares on this matter without instruction from the beneficial owners. Since uninstructed shares may not be voted, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

      In addition to the solicitation of proxies by mail, our officers or other employees, without extra remuneration, may solicit proxies by telephone or personal contact. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares of common stock and will pay such persons for forwarding such material. Given the relatively short notice period preceding the Special Meeting, we may retain a solicitation agent to help us obtain proxies. We believe the cost of a solicitation agent would be less than $10,000. We will pay all costs for the solicitation of proxies by our board of directors.

      A list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours during the 10 days prior to the meeting at our executive offices. Our offices are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171.

                      STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

      The following table sets forth certain information, as of January 12, 2001, with respect to the beneficial ownership of our common stock by:

          o    each of our directors;

          o our chief executive officer and each of our other most highly compensated executive officers who earned at least $100,000 in salary and bonuses for fiscal 2000; and

          o    all of our directors and executive officers as a group.

      As of January 12, 2001, we believe that except as shown in the following table no person beneficially owned more than 5% of the outstanding shares of our common stock.

                                                 NUMBER OF
                                                 SHARES          PERCENTAGE OF
                                                 BENEFICIALLY    COMMON STOCK
                BENEFICIAL OWNER                 OWNED(1)        OUTSTANDING (2)

Steven Francesco..............................   4,300,000(3)         9.8%

John DuBois...................................   2,900,000(4)         6.7%

Douglas J. Mello..............................     130,000             *

John M. Faccibene.............................     100,000             *

Richard Yalen.................................     100,000             *

Thomas Liebermann.............................      70,000(5)          *

Robert Glorioso...............................      88,125(6)          *

William Yundt.................................      55,000(7)          *

Jay R. Schifferli.............................             --          *

Peter J. Kendrick.............................             --          *

Greg McNulty..................................             --          *

Jonathan Sachs................................    2,007,324(8)        4.8

Jerry Carter..................................              --         *

All Directors and executive officers as
  a group (14 persons)........................       9,750,449       20.3%

---------
* Less than 1%

 (1) The number of shares of common stock beneficially owned by each person is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of common stock that the individual has the right to acquire within 60 days after January 12, 2001 through the pursuant to outstanding preferred stock, warrants, options or other rights. The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address of each beneficial owner is care of the Company. Except as otherwise indicated, all shares shown in this column represent shares underlying stock options.

 (2) Number of shares deemed outstanding includes approximately 41,721,000 shares outstanding as of January 12, 2001, plus any shares subject to preferred stock, warrants of options held by the person in question that are currently convertible or exercisable for common stock or will become convertible or exercisable within 60 days after January 12, 2001.

 (3) Includes 1.0 million shares owned, 666,667 shares issuable upon the conversion of preferred stock, 133,333 shares issuable upon the exercise of warrants and 2.5 million shares issuable upon the exercise of options. The shares issuable upon conversion of the preferred stock and the warrants will not be issued unless our number of authorized shares of common stock is increased. Stockholders are being asked to approve this increase at the Special Meeting of Stockholders.

 (4) Includes 500,000 shares owned, 2.0 million shares issuable upon the conversion of preferred stock and 400,000 shares issuable upon the exercise of warrants. The shares issuable upon conversion of the preferred stock and the warrants will not be issued unless our number of authorized shares of common stock is increased. Stockholders are being asked to approve this increase at the Special Meeting of Stockholders.

 (5) Includes 15,000 shares owned, 5,000 shares held in trust for which he has dispositive and voting power and 50,000 shares issuable upon the exercise of options.

 (6) Includes 5,625 shares owned and 82,500 shares issuable upon the exercise of options.

 (7) Includes 5,000 shares owned and 50,000 shares issuable upon the exercise of options.

 (8) Includes 2,007,324 shares owned. Approximately 240,000 of these shares will only be owned if the stockholders approve the proposal described at Item 4 below.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

      The following table sets forth information concerning the compensation for the last three fiscal years of the persons who served as chief executive officer of the Company in 2000 and the four other most highly compensated executive officers in 2000 (together, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                          AWARDS
                                                                      ------------
                                                                       SECURITIES
                                        ANNUAL COMPENSATION            UNDERLYING        ALL OTHER
NAME/POSITION              YEAR   SALARY($)    BONUS($)     OTHER      OPTIONS(#)      COMPENSATION
-------------              ----   ----------   --------   ---------   ------------   -------------------

Steven T. Francesco(1)     2000   279,800(2)     --       31,730(3)       900,000           --
 Chairman of the           1999   126,201        --       15,000        1,600,000    1,000,000 shares(4)
 Board of Directors        1998        --        --         --              --              --

Jay R. Schifferli(4)       2000   136,365        --        7,826          200,000           --
 General Counsel and       1999      --          --         --               --             --
 Exec.VP -                 1998      --          --         --               --             --
 Strategic Business
 Development

Peter J. Kendrick          2000   135,565         -        5,950           25,000           --
 Chief Financial           1999    42,214         -         --            100,000           --
 Officer and Vice          1998      --           -         --               --             --
 President

Gregory McNulty            2000   195,184       50,000     9,134          250,000           --
 Exec. Vice                1999      --           -         --               --             --
 President -               1998      --           -         --               --             --
 Sales and
 Marketing

Jonathan Sachs             2000   177,692         -         --            504,742           --
 Exec.Vice                 1999      --           -         --               --             --
 President  -              1998      --           -         --               --             --
 Technology and
 Chief Technology
 Officer

Jerry Carter               2000   128,211         -        3,400           75,000           --
 Vice President            1999      --           -         --               --             --
 Operations                1998      --           -         --               --             --


-----------
(1)  Mr. Francesco resigned as the Chief Executive Officer in November 2000.
(2)  Includes $4,800 of retroactive pay relating to 1999.
(3) For 2000, represents payment of accrued vacation time in connection with Mr. Francesco's resignation. For 1999, represents reimbursement of moving expenses.
(4) Upon the merger with Open ROUTE, Mr. Francesco became entitled to 1,00,000 shares of common stock pursuant to the change of control provisions of his employment contract. Mr. Francesco deferred receipt of such payment until January 5, 2001. The income attributed to Mr. Francesco was $382,800.
(5) Mr. Schifferli became interim Chief Executive Officer in November 2000. He ceased to serve in this capacity on January 7, 2001.

OPTION GRANTS

      The following table summarizes option grants during 2000 to the Named Executive Officers:

                   STOCK OPTION GRANTS IN LAST FISCAL YEAR


----------------------------------------------------------------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION
----------------------------------------------------------------------------------------------------------------------
                                  % OF TOTAL
                      OPTIONS       OPTIONS     EXERCISE   MARKET
                      GRANTED      GRANTED TO   PRICE ($/  PRICE($)    EXPIRATION     0% ($)      5% ($)      10% ($)
NAME                  ( #)(A)      EMPLOYEES     SHARE)       (B)         DATE                     (C)
----------------------------------------------------------------------------------------------------------------------

Steven T. Francesco   400,000                     8.06        8.06        4/17/10          --   2,027,000    5,138,000
                      500,000(E)       9.3        1.00        1.00       11/22/00          --     314,000      796,000
Jay R. Schifferli     200,000(D)       2.1        8.06        8.06        4/17/10          --   1,013,000    2,569,000
Peter J. Kendrick      25,000           *         7.25        7.25        5/25/10          --     114,000      289,000
Gregory McNulty       250,000(D)       2.6        6.00       14.93         1/4/10   2,232,000   4,579,000    8,181,000
Jonathan Sachs        242,250(F)                  6.81       22.91         1/1/10   3,904,000   7,398,000   12,758,000
                       34,427                     5.23       22.91        3/16/10     608,000   1,104,000    1,856,000
                       78,065                     1.60        0.62       12/29/10          --          --           --
                      150,000          5.2        0.75        0.62       12/29/05          --      71,000      179,000
Jerry Carter           75,000           *         7.25        7.25        5/25/10          --     342,000      685,000


-----
* less than 1 percent of total options granted to employees.

(A) Under the terms of the Company's incentive stock option plan, the board of directors retains discretion, subject to plan limits, to modify the terms of the outstanding options and to reprice the options. The options generally were granted for a term of 10 years, subject to earlier termination in the event of termination of employment.
(B)  Equals fair market value of Common Stock on the date of grant.
(C) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date of grant to their expiration date. Actual gains, if any, on stock option exercises will depend upon the future performance of the Common Stock and the date on which the options are exercised.
(D)  Identified options were granted based on terms of an employment contract.
(E)  Identified options were granted based on terms of a severance contract.
(F) 150,000 of the identified options were granted based on terms of an employment contract. 34,427 of the identified options were issued in the conversion of options originally granted by AetherWorks Corporation, pursuant to the agreement by which we acquired AetherWorks. 78,065 of the identified options were issued as an adjustment to the 34,427 options, in accordance with the AetherWorks acquisition agreement.

OPTION EXERCISES AND YEAR-END VALUES

The following table summarizes option exercises during 2000 by the Named Executive Officers and the value of the options held by such persons at the end of 2000:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES


                     SHARES
                    ACQUIRED                     NUMBER OF              VALUE OF UNEXERCISED
                      ON        VALUE       UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                    EXERCISE   REALIZED    AT FISCAL YEAR-END ($)      AT FISCAL YEAR-END ($)
    NAME              (#)        ($)      EXERCISABLE\UNEXERCISABLE   EXERCISABLE\UNEXERCISABLE
-----------------   --------   -------    -------------------------   -------------------------
Steven Francesco       --         --       2,125,000      375,000          --          --
Jay R. Schifferli      --         --               0      200,000          --          --
Peter J. Kendrick      --         --               0      125,000          --          --
Gregory McNulty        --         --               0      250,000          --          --
Jonathan Sachs         --         --               0      504,742          --          --
Jerry Carter           --         --               0      137,917          --          --


TEN YEAR OPTION REPRICINGS

      On December 23, 2000, the Board of Directors repriced all options of employees and directors of the Company. The following table summarizes the effect of this repricing on the Named Executive Officers.

                      OPTION REPRICING IN LAST FISCAL YEAR


                                                                                     LENGTH OF
                                            MARKET                                   ORIGINAL
                                             PRICE        EXERCISE                  OPTION TERM
                               NUMBER OF    OF STOCK        PRICE          NEW      REMAINING
                                OPTIONS    AT TIME OF     AT TIME OF     EXERCISE   AT DATE OF
    NAME             DATE      REPRICED    REPRICING($)   REPRICING($)   PRICE($)   OF REPRICING
-----------------   --------   ---------   ------------   ------------   --------   ------------
Steven Francesco    12/23/00     400,000       0.75           1.50         0.75       8 years
                    12/23/00   1,200,000       0.75           2.75         0.75       8 years
                    12/23/00     400,000       0.75           8.06         0.75       9 years
Jay R. Schifferli   12/23/00     200,000       0.75           8.06         0.75       9 years
Peter J. Kendrick   12/23/00     100,000       0.75           2.50         0.75       8 years
                    12/23/00      25,000       0.75           7.25         0.75       9 years
Gregory McNulty     12/23/00      50,000       0.75          12.43         0.75       8 years
                    12/23/00      50,000       0.75           2.50         0.75       8 years
                    12/23/00     250,000       0.75           6.00         0.75       9 years
Jonathan Sachs      12/23/00     242,250       0.75           6.81         0.75       9 years
                    12/23/00      34,427       0.75           5.23         0.75       9 years
                    12/29/00      78,065       0.62           1.60         0.75      10 years
Jerry Carter        12/23/00      75,000       0.75           7.25         0.75       9 years
                    12/23/00      50,000       0.75           2.50         0.75       8 years
                    12/23/00       7,667       0.75           1.69         0,75       8 years
                    12/23/00       5,250       0.75           3.13         0.75       7 years



      REPORT OF THE COMPENSATION COMMITTEE ON OPTION REPRICING

      On December 23, 2000, at the recommendation of the compensation committee, the board of directors repriced all options outstanding to employees and directors. The new exercise price was fixed at $0.75 per share, which was in excess of the last reported sales price of the common stock on the Nasdaq Stock Market on the preceding trading day. The last reported sales price on December 22, 2000 was $0.62 per share.

      In order to benefit from the repricing, an employee must elect to participate in the option repricing program. In order to participate, each employee must surrender all of his current options. The employee will then be issued a number of new options equal to the number of the employee's options surrendered. The new options will have a new vesting period. The new options will vest as follows:

     o With respect to any options vested at the time they are surrendered or any options scheduled to vest on or before March 31, 2001, the replacement options will vest in three installments. The first installment will equal 25% of the employee's total options covered by this clause, and this installment will vest on March 31, 2001. The next installment will equal 25% of the employee's total options covered by this clause, and this installment will vest on June 30, 2001. The remaining 50% of the surrendered options covered by this clause will vest on September 30, 2001.

     o With respect to any options surrendered by an employee that were scheduled to vest after March 31, 2001 but on or before June 30, 2001, the replacement options will vest in two installments. The first installment will equal 50% of the employee's total options covered by this clause, and this installment will vest on June 30, 2001. The remaining 50% of the surrendered options covered by this clause will vest on September 30, 2001.

     o With respect to any options surrendered by an employee that were scheduled to vest after June 30, 2001 but on or before September 30, 2001, the replacement options will vest on September 30, 2001.

     o With respect to any surrendered option that was scheduled to vest after September 30, 2001, the replacement option will maintain the same vesting schedule.

      If we terminate an employee without cause prior to September 30, 2001 or the employment relationship is terminated due to death or disability, then at the time of termination the employee will become vested in all options that the employee would have been vested if the employee had not participated in the option repricing program. Except as described in this report, the replacement options will be governed by the stock option plan under which they were issued. The board of directors is evaluating a comparable vesting program with respect to the repriced options held by directors.

      The compensation committee recommended this repricing program to the board of directors because of the need to retain the employees of the Company. During the past year, we have emphasized equity participation as a significant component of our employee compensation program. Given the decline of the Company's stock price during 2000, all employee options were out of the money, and for most of the options the discrepancy was so great that our employees placed little or no value in their options. In light of this, we believed that we would lose employees if we did not re-establish value in their equity compensation. We believe the new option exercise price has the desired incentive for our employees to maximize the value of the Company for all stockholders. In order to realize our goal of ensuring employee retention, we also added a vesting period, so only employees who stay with us during this period will fully benefit from the repricing. We recognize there is a non-cash accounting charge that results from the repricing program, but we considered the benefits of the program to outweigh the accounting charge.

      Submitted by the Compensation Committee:

      Robert Glorioso
      John Faccibene

                            COMPENSATION OF DIRECTORS

      In 2000, each member of the board of directors who joined the board in 2000 and who was not an employee of the Company was paid a one time grant of 50,000 stock options with an exercise price equal to the fair market value on the grant date. On December 23, 2000, the Company repriced the options issued to the board of directors to $0.75 per share, the then market value. In addition, directors are reimbursed for all reasonable expenses incurred by them in connection with their attendance at board or committee meetings.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the cmpensation committee are Messrs. Glorioso and Faccibene. Mr. Mello served on the Committee until he became a consultant to the Company in December 2000. None of the executive officers of the Company currently serves on the compensation committee of another entity or any other committee of the board of directors of another entity performing functions similar to the compensation committee. No interlocking relationships exist between our board of directors or our compensation committee and the board of directors of compensation committee of any other company.

                      EMPLOYMENT AND SEVERANCE ARRANGEMENTS

      Each of the Named Executive Officers has an employment contract or severance arrangement with us.

      Steven T. Francesco, our Chairman and former Chief Executive Officer, entered into an employment agreement effective as of March 22, 1999. In connection with Mr. Francesco's resignation as Chief Executive Officer in November 2000, we entered into a Severance Agreement with him. Pursuant to his

Employment Agreement, upon his resignation Mr. Francesco became entitled to: (1) continued base salary of $275,000 per year for a period of three years, (2) accelerated vesting of 400,000 stock options that had not previously vested and
(3) continued participation in the Company's benefit plans for up to three years. Mr. Francesco is also subject to a non-compete provision that extends for three years.

      Pursuant to the terms of the Severance Agreement with Mr. Francesco, he agreed to continue as a consultant to the Company through October 31, 2001, providing services up to 20 hours per month, in exchange for a payment of $12,500 per month. Mr. Francesco was also granted an additional 500,000 options that vested immediately but that only become eligible for sale in equal quarterly installments of 125,000 shares. In addition, the Severance Agreement provides mutual releases by each of the Company and Mr. Francesco with respect to any claims related to actions during his employment period.

      Jay Schifferli, our General Counsel and Executive Vice President - Strategic Business Development, entered into an employment agreement effective as of March 8, 2000. The term of Mr. Schifferli's agreement is through March 8, 2003. Under the agreement, Mr. Schifferli is paid a base salary of $200,000 per annum, and he is eligible for an annual bonus to be established in the sole discretion of the compensation committee. In addition, Mr. Schifferli has been issued options to purchase 200,000 shares of common stock, and the options vest over the term of his employment contract. Mr. Schifferli will become eligible for up to an additional 50,000 options if certain performance criteria are met. Mr. Schifferli's employment agreement also provides that, in the event of a change in control of the Company, he will be issued 100,000 shares of common stock. In the event Mr. Schifferli's employment is terminated by the Company without cause or by Mr. Schifferli for good reason, as these terms are described in the employment agreement, he will be entitled to: (1) receive an amount equal to 12 months base salary, (2) accelerated vesting of all of his stock options and (3) participation in the Company's benefit plans for up to 12 months. Mr. Schifferli's employment agreement also contains non-compete provisions for up to one year after termination of his employment, that relate to the manner in which his employment is terminated. If the payment to Mr. Schifferli upon termination or change of control results in the imposition of an excise tax pursuant to
Section 280G of the Internal Revenue Code, the Company will pay to Mr. Schifferli a tax "gross-up" payment equal to the amount of his resulting tax liability.

      Greg McNulty, our Executive Vice President -Worldwide Sales and Marketing, entered into an employment agreement effective as of January 4, 2000. The term of Mr. McNulty's agreement is through January 4, 2003. Under the agreement, Mr. McNulty is paid a base salary of $200,000 per annum, and he is eligible for an annual bonus to be established in the sole discretion of the compensation committee. In addition, Mr. McNulty has been issued options to purchase 250,000 shares of common stock, and the options vest over the terms of his employment contract. He is eligible for additional stock options if certain performance criteria are met. Mr. McNulty's employment agreement also provides that, in the event of a change in control of the Company, he will be issued 200,000 shares of common stock. In the event Mr. McNulty's employment is terminated by the Company without cause or by Mr. McNulty for good reason, as these terms are described in the employment agreement, he will be entitled to: (1) receive an amount equal to 12 months base salary, (2) accelerated vesting of all of his stock options and

(3) participation in the Company's benefit plans for up to 12 months. Mr. McNulty's employment agreement also contains non-compete provisions for up to one year after termination of this employment, that relate to the manner in which his employment is terminated.

      Jonathan Sachs, our Executive Vice President - Technology and Chief Technology Officer, entered into an employment agreement effective as of December 29, 2000. The term of Mr. Sachs' agreement is through December 29, 2002. Under the agreement, Mr. Sachs is paid a base salary of $220,000 per annum, and he is eligible for an annual bonus to be established in the sole discretion of the compensation committee and a quarterly bonus to be established in the discretion of the chief executive officer. In addition, Mr. Sachs has been issued options to purchase 150,000 shares of common stock, and the options vest over the term of his employment contract. In the event Mr. Sachs' employment is terminated by the Company without cause or by Mr. Sachs for good reason, as these terms are described in the employment agreement, he will be entitled to: (1) continued payment of his base salary for the lesser of 12 months or the remaining term of his agreement, (2) accelerated vesting of all of his stock options and (3) participation in the Company's benefit plans for up to 12 months. Mr. Sachs' employment agreement also contains non-compete provisions for up to one year after termination of his employment, that relate to the manner in which his employment is terminated.

      Peter Kendrick, our Vice President and Chief Financial Officer, entered into an employment agreement effective as of August 2, 1999. The term of Mr. Kendrick's agreement is through August 2, 2001. Under the agreement, Mr. Kendrick is paid a base salary of $150,000 per annum, and he is eligible for an annual bonus to be established in the sole discretion of the compensation committee. In addition, Mr. Kendrick was issued options to purchase 75,000 shares of common stock pursuant to the agreement, and these options vested at the time of the Company's acquisition of OpenRoute Networks, Inc. in December 1999. In the event Mr. Kendrick's employment is terminated by the Company without cause or by Mr. Kendrick for good reason, as these terms are described in the employment agreement, he will be entitled to: (1) receive an amount equal to six months base salary, (2) accelerated vesting of all of his stock options and (3) participation in the Company's benefit plans for up to six months. Mr. Kendrick's employment agreement also contains non-compete provisions for up to one year after termination of his employment, that relate to the manner in which his employment is terminated.

      Jerry Carter, our Vice President - Operations, entered into an executive retention agreement effective as of February 1, 1999. In the event Mr.Carter's employment is terminated by the Company without cause or by Mr. Carter for good reason, as these terms are described in the retention agreement, he will be entitled to: (1) receive an amount equal to six months base salary and (2) continue to receive health, disability and similar benefits during this period. The retention agreement also contains a six-month non-complete provision. The term of the agreement extents until December 31, 2001, and automatically renews for additional one-year periods unless notice of termination is provided at least ninety days prior to the end of the term.

ITEM 1: INCREASE OF AUTHORIZED CAPITAL STOCK

         Stockholders are being asked to consider and approve an increase in the number of authorized shares of our common stock.

         Specifically, the Board has approved and recommends that the stockholders adopt an amendment to Article Fourth of our restated certificate of incorporation that increases the number of authorized shares of common stock from 55,000,000 to 85,000,000. The provisions of Article Fourth of our restated certificate of incorporation, as proposed to be amended by this proposal, are set forth in Exhibit A.

        Unless the number of shares of authorized common stock is increased, we will not be able to sell any shares of common stock to raise capital and we will not be able to grant any additional shares of stock under our employee benefit plans, even if stockholders authorize us to proceed with the financing contemplated by Item 3 below and approve the amendment to the 1999 Long Term Incentive Plan contemplated by Item 2 below. Based upon our need for additional capital to continue to finance our operations, the failure to make additional common stock available for issuance will have an immediate, materially adverse effect upon the Company.

        As of January 12, 2001, we had approximately 41,721,000 shares of common stock issued and outstanding. In addition, we have approximately 14,102,000 shares of common stock reserved for issuance under the Company's existing benefit plans, of which options for approximately 11,873,000 shares are outstanding. An additional approximately 4,544,000 shares of common stock are issuable upon conversion of outstanding preferred stock and the exercise of outstanding warrants, subject to the limitations described below in this proposal. If the amendment to the 1999 Long Term Incentive Plan is approved by the stockholders at the Special Meeting, an additional 4,000,000 shares of common stock will be issuable thereunder, although we will not proceed with the amendment of the Plan if this proposal is not approved. Finally, we are requesting authorization from the stockholders to issue approximately 1,750,000 shares of common stock to the former owners of AetherWorks Corporation in lieu of paying them the cash value of those shares, as described in Item 4 below. If all these proposals are approved, then we will have approximately 64.4 million shares issued or reserved for issuance. Based on these share commitments, we currently have no common stock available to sell in order to finance our operations.

     In December 2000, we sold 333,333 shares of preferred stock and 666,667 warrants for an aggregate purchase price of $2.5 million, which, subject to the limitations described in the next paragraph, will become convertible into common stock upon approval of the amendment to the restated certificate of incorporation. This capital, together with our currently available funds, is not sufficient to finance our operations until we reach a position that we can fund operations from revenues. We have explored debt financing opportunities, but the amount of debt financing available to us is limited until we improve the financial condition of the Company and the debt financing that is available to us is generally on onerous terms.

     The preferred stock we sold in December 2000 will become convertible into 3,333,000 shares of common stock and the warrants will become exercisable for 666,667 shares of common stock, when the amendment to our restated certificate of incorporation is approved by the stockholders. If the amendment to our restated certificate of incorporation is not approved, the dividend rate on the preferred stock will increase by 1% per month and the exercise price of the warrants will decrease by 1% per month until this amendment is approved, commencing April 1, 2001. We further agreed with the purchasers of the preferred stock that if we have not increased our authorized capital stock to at least
65.0 million shares by September 30, 2001, then we will offer to repurchase all of the preferred stock for a purchase price equal to the liquidation amount plus 110% of the amount, if any, by which the market price of the common stock on that date exceeds the conversion price of the common stock, and we will redeem the warrants at a purchase price equal to 110% of the amount, if any, by which the exercise price of the warrants exceeds the market price of the common stock on that date. If the amendment to the restated certificate of incorporation is not approved by the stockholders, we will not have common stock to sell to fund this repurchase obligation, and, accordingly, we would have difficulty funding the repurchase obligation. In the event we were unable to fund the repurchase obligation and are forced to liquidate, the holders of preferred stock have a liquidation preference over the holders of common stock.

         The Board believes that the increase in the number of authorized shares is necessary in order to provide shares for issuance or reservation without further shareholder authorization, except as may be required by law or by the rules of the Nasdaq Stock Market. In particular, in light of our current cash requirements and financial position, we need shares available for sale in order to raise capital. In addition, as described in the next proposal, we believe that we require the ability to issue additional equity incentive awards to our employees and potential employees in order to attract and retain the high caliber of employees we seek.

        We believe that having additional shares authorized and available for issuance will allow us to have greater flexibility in considering potential future actions involving the issuance of stock. Other than with respect to the reservation of common stock in connection with (1) our current financing needs,
(2) our stock option plans and (3) converting the preferred stock and warrants, we have no other plans or other existing or proposed agreements or understandings to issue, or reserve for future issuance, any of the additional shares of common stock which would be authorized by the amendment to our restated certificate of incorporation. We also believe that authorizing the issue of more shares will not affect materially any substantive rights, powers or privileges of holders of our common stock or preferred stock.

        We do not view the proposed amendment of our restated certificate of incorporation as part of an "anti-takeover" strategy. The amendment is not being advanced as a result of any known effort by any party to accumulate common stock or to obtain control of the Company.

      THE BOARD UNANIMOUSLY RECOMMEND THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO INCREASE OUR AUTHORIZED COMMON STOCK.

ITEM 2: AMENDMENT OF THE 1999 LONG-TERM INCENTIVE PLAN

        The board of directors approved, subject to stockholder approval, an amendment to our 1999 Long-Term Incentive Plan to increase by 4,000,000 shares the number of shares of common stock subject to the Plan. The Plan is an incentive and non-qualified stock-based award plan that currently authorizes the issuance of up to 7,325,000 shares of common stock to our employees, officers, directors and consultants through the granting of incentive and non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock, dividend equivalents and other stock-based awards. A copy of the proposed amendment to the Plan is attached to this proxy statement as Exhibit B.

        Under our stock option plans currently in effect, including those we assumed in connection with the acquisitions of OpenRoute Networks, Inc. and AetherWorks Corporation, as of January 12, 2001, we had approximately 11,872,000 options outstanding, including approximately 5.1 million under the plan. This leaves us with approximately 2,225,000 shares available for grant. Of the outstanding options:

     o    2.7 million are held by our Chief Executive Officer,

     o    2.5 million are held by our Chairman of the Board,

     o    approximately 500,000 are held by our Chief Technology Officer, and

     o approximately 1.5 million were issued to the former employees of AetherWorks Corporation (other than our Chief Technology Officer) pursuant to the terms of our agreement to acquire AetherWorks, as more fully described in Item 4 below.

All of our other current and former directors, officers and employees hold a total of approximately 4.6 million options. Presently, we do not have any agreement or understanding that obligates us to grant options out of the 4.0 million shares we are asking to be authorized in this proposal and we have not made any grants that are subject to stockholder approval of this proposal.

        The board of directors deems it advisable to increase the number of shares covered by the Plan to ensure that there are sufficient shares available to grant to new employees of the Company and to retain our current employees. In particular, our new Chief Executive Officer requested this increase in the number of shares under the Plan to ensure that there will be sufficient shares available to attract the high quality engineering, sales and administrative employees he will recruit to join the Company. The Board has determined that it is in the best interest of the Company to increase the number of shares available under the Plan to ensure that the new Chief Executive Officer is able to fulfill his plans for the Company. A summary of the Plan follows.

PURPOSE OF THE PLAN. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means to attract, retain and reward directors, officers and other key employees and consultants and to enable those persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between them and our stockholders.

PLAN ADMINISTRATION. The Plan is administered by the compensation committee of the board of directors. The committee currently is comprised of Messrs. Faccibene and Glorioso.

TYPES OF AWARDS AVAILABLE UNDER THE PLAN. The committee may issue up to 7,325,000 (11,325,000 if the amendment to the Plan is approved) shares of the common stock to our employees, officers, directors or consultants.

      STOCK OPTIONS. The committee may grant nonqualified stock options and incentive stock options with the exercise price, timing and method of exercise to be determined by the committee. The terms of any incentive stock option must comply with Section 422 of the Internal Revenue Code. Unless otherwise determined by the committee, stock options must be exercised within three months after a termination of employment. However, if a participant is terminated for cause, his options shall terminate as of the date of such termination.

      STOCK APPRECIATION RIGHTS. A stock appreciation right ("SAR") gives the recipient the right to receive, upon exercise, the excess of the fair market value of one share of stock on the date of exercise over the grant price of the SAR on the date of the grant (which will not be less than the fair market value of one share of common stock on the date of the grant). The committee shall determine the times at which such SARs may be exercised, the method for such exercise, and all other terms and conditions applicable to SARs.

      RESTRICTED STOCK. Restricted stock is granted subject to restrictions on transferability which lapse after a specified period of time. The committee shall determine the restrictions applicable to restricted stock and the method in which any dividends on such restricted stock will be paid. Unless otherwise provided in the award agreement, restricted stock will be forfeited if the participant terminates his employment during the applicable restriction period.

      DEFERRED STOCK. Deferred stock is delivered to participants after the expiration of the deferral period specified in the award agreement, subject to any restrictions imposed by the committee. Unless otherwise provided in the award agreement, deferred stock will be forfeited if the participant terminates his employment during the applicable restriction period.

      BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The committee may grant stock as a bonus, or grant stock and other awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements.

      DIVIDEND EQUIVALENTS. The committee may grant dividend equivalents, which entitle the recipient to receive cash, common stock, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of common stock.

      OTHER AWARDS. Finally, the committee may grant other stock-based awards that may be denominated in, payable in or valued in whole or in part by reference to or relation to our common stock. Such awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon performance of the Company or any other factors designated by the committee and awards valued by reference to the book value of the common stock or the value of the securities of specified subsidiaries of the Company or the performance of specified subsidiaries.

OTHER INFORMATION. The committee shall determine the term of each award granted under the Plan, provided, however, that in no event shall the term of any incentive stock option or SAR granted in tandem therewith exceed a period of ten years from the date of grant. The board of directors has a limited right to modify or amend the Plan.

      As promptly as practical after the amendment to the Plan is approved, we will file a registration with the Securities and Exchange Commission to permit the resale of the additional common stock issuable under the Plan (subject to vesting and other requirements) to the public. During the term of the Plan, our eligible directors, officers, employees and consultants will receive, upon exercise, the opportunity to profit from any rise in the market value of our common stock. Consequently, the equity interest of other stockholders of the Company will be diluted. The grant and exercise of options also may affect our ability to obtain additional capital during the term of any options.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1999 LONG TERM INCENTIVE PLAN.

ITEM 3: AUTHORIZATION TO SELL COMMON STOCK IN PRIVATE OFFERINGS

      Stockholders are being asked to authorize us to sell shares of common stock in one or more related private offerings. We would use the proceeds of these transactions to fund our continued operations, and we believe that failure to approve this proposal would have a material adverse effect on the Company. If approved at the Special Meeting, this authorization will expire on December 31, 2001.

      We are requesting this authorization to ensure compliance with the listing requirements of the Nasdaq Stock Market, on which the common stock is listed. The listing requirements obligate us to obtain stockholder approval for any sale of common stock, other than an underwritten public offering, if the sale will involve more than 20% of the outstanding common stock and the sales price is not at least equal to the greater of the market price of the common stock or the book value of the common stock. In this Item 3, we refer to this listing requirement as the 20% Financing Rule. For purposes of applying the 20% Financing Rule, we must treat all sales of common stock that are part of a single plan of financing as a single sale of common stock. If we do not comply with the 20% Financing Rule, then we expect we will be delisted from the Nasdaq Stock Market.

      We must raise additional capital in order to fund our operations, and we expect to raise this capital primarily through the sale of common stock or securities that can be converted into or exercised for common stock. During the

30 days preceding January 12, 2001, the market price of our common stock fluctuated between $0.50 and $2.43 per share, and our book value was approximately $2.66 per share at November 30, 2000.

       In December 2000, we raised $2.5 million through the sale of preferred stock, which is convertible into 3,333,000 shares of common stock, and warrants, which are exercisable for 666,667 shares of common stock. If we count these sales towards the 20% Financing Rule, we can sell approximately an additional
4.4 million shares without stockholder approval under the 20% Financing Rule.

      Over the next several months, we would like to raise up to an additional $12.0 to $15.0 million through the sale of equity securities. The specific amount we will raise, and the amount of common stock we will sell to raise this amount, will depend upon our stock price, our short term capital needs, our expectation of revenues from operations, the state of the capital markets generally, our ability to obtain debt-based financing as opposed to equity-based financing, and the specific financing terms that may be offered to us. If our revenues do not increase back to our revenue levels of early 2000 in the near term, then we may need to raise more than $12.0 to $15.0 million from the sale of equity securities in order to fund our operations.

      During the first nine months of 2000, we used an average of approximately $1.5 million of our cash reserves each month to fund our operating expenses. Since that time, a number of factors have caused us to increase our use of cash reserves. The primary factors include our reduced revenues in the fourth quarter of 2000, our payment obligations for inventory that we committed to purchase in 1999 and early 2000 and our conversion from primarily paying for products on credit in arrears to having to pay for them in advance. As a result of all these factors, in January 2001 we estimate we will use approximately $4.0 of cash reserves to fund our operations. Although we expect the monthly use of cash reserves to decline after January 2001, we believe that our monthly use of cash reserves will remain in excess of $2.5 million until such time as our revenues return to the levels of early 2000, and that it will take at least several months before our revenues return to those levels.

      Assuming our capital raising transactions will be considered part of a single plan of financing, and assuming we sell common stock in private transactions at a price less than the greater of book value or market value per share, we expect that we may have to sell more than 4.4 million shares to finance our operations. Accordingly, we are seeking authorization to sell shares of common stock under the 20% Financing Rule in order to ensure compliance with the Nasdaq listing requirements.

      We do not believe that it is feasible to structure a financing transaction and then seek stockholder approval of the specific transaction due to the time necessary to organize, call and hold a meeting of stockholders. Accordingly, we are requesting the stockholders to approve this proposal, which allows us broad discretion to structure and close a private financing transaction without obtaining stockholder approval of the particular transaction.

      If stockholders authorize us to sell additional common stock under the 20% Financing Rule, this authorization will expire on December 31, 2001. Also, we would not be obligated to sell any shares of common stock, and if we did sell shares we would not have to sell them in transactions that would count against the 20% Financing Rule. However, we expect that we will sell shares of common stock and that the financing transactions will count against the 20% Financing Rule. At this time, we do not have commitments for any specific transaction obligating us to issue common stock up to or in excess of the amount permitted under the 20% Financing Rule, although we expect that we will have commitments for such transactions on or before the time of the Special Meeting of Stockholders.

      Any sales of common stock we make will be on terms negotiated by us, and these terms may not be beneficial to our current stockholders. For example, most of the financing proposals that have been presented to us recently either involve a purchase price that is discounted from the market price of our common stock at the time of sale or contain a floating price or price reset feature that is tied to our stock value on a future date. These features are intended to protect the new investor against a decline in our share price, but generally this benefit to the new investor is to the detriment of the existing stockholders. Although we have not accepted any of these types of financing proposals to date, we cannot assure you that we will be able to obtain terms that are more favorable to the Company and its current stockholders. If we enter into a transaction that provides for the sale of shares at a price below the market value per share, the ownership interests of our current stockholders will be diluted. Transactions with price reset features fix a price at the time of issue, which may be at a discount to market price, and then reduce the price at a future specified date if the market price is lower on that future date than it was on the issue date. Transactions with floating price provisions are convertible securities that permit the holder to convert into common stock at a price equal to the lesser of a price fixed on the date the convertible security is issued, which may be below the market price on that date, or a price related to the market price of the common stock on the date of conversion, which also may be below the market price on that date. If we enter into a transaction with a price reset feature or a floating price, then generally the reset or pricing feature will have the effect of requiring us to issue more shares of our common stock to the new investors if our stock price falls but without our receiving any additional compensation for the additional shares we issue. An issuance under these circumstances would dilute the economic interests of our current stockholders, in the same manner as a below market sale. However, reset and floating price transactions also involve the risk that the number of shares that we will have to issue is not fixed. For example, if the price of our stock declines then the number of shares issuable to the new investors would increase, which could, in turn, put additional downward pressure on our stock price and result in a downward spiral ultimately resulting in a dramatic drop in our stock price, very large dilution to our current stockholders and a large ownership interest for the new investors. We will use our best efforts to avoid any financing transaction that provides for a price reset or floating price provision but does not include a reasonable limit on the number of shares issuable as a result of the provision.

      If stockholders do not authorize us to sell additional common stock under the 20% Financing Rule, then we would either have to violate the 20% Financing Rule or we would have to raise the capital necessary for our operations in transactions that do not fall within the 20% Financing Rule. Unless our stock price increases significantly, we believe it is very unlikely that we will be able to raise the necessary capital in transactions that do not fall within the 20% Financing Rule. Accordingly, we expect that if this proposal is not adopted we would raise the necessary funds and then be delisted from the Nasdaq Stock Market. Delisting from the Nasdaq Stock Market would have a material adverse



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

effect on the trading market for our common stock, and we believe it would have a material adverse effect on the price of our common stock.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AUTHORIZATION TO SELL MORE THAN 20% OF THE COMPANY'S COMMON STOCK IN PRIVATE OFFERINGS.

ITEM 4:  ISSUANCE OF SHARES TO THE FORMER OWNERS OF AETHERWORKS

      Stockholders are being asked to authorize us to issue approximately 1.75 million shares of common stock to the former owners of AetherWorks Corporation pursuant to an agreement we have entered into with representatives of the former owners of AetherWorks.

      We are requesting this authorization to ensure compliance with the listing requirements of the Nasdaq Stock Market, on which our common stock is listed. These listing requirements obligate us to obtain stockholder approval for any issuance of common stock in an acquisition transaction if the issuance will involve more than 20% of the outstanding common stock. In this Item 4, we refer to this listing requirement as the 20% Merger Rule. If we do not comply with the 20% Merger Rule, then we expect we will be delisted from the Nasdaq Stock Market.

      In March 2000, we acquired all of the securities of AetherWorks Corporation in exchange for shares of our common stock. At that time, we issued 2,301,436 shares of common stock and options and warrants exercisable for an additional 867,687 shares, of which approximately 579,000 were compensation related options issued to employees. The acquisition agreement also provided for an increase in the number of shares we would have to issue if the average closing price of our common stock on the Nasdaq National Market for the fifteen trading day period ending October 31, 2000 did not equal or exceed $22.50 per share. In this event, the acquisition agreement required us to issue additional shares of our common stock to cause the consideration per share of AetherWorks common stock to equal $22.50 per share based upon that average closing price, provided that the total number of shares of our common stock issued in the merger would not exceed 19.9% of our then total outstanding shares.

      Our common stock had an average closing price of $2.96 during the 15 day trading period, and the 19.9% cap became a limit on the number of shares we would have to issue to the former owners of AetherWorks. Based upon our interpretation of the acquisition agreement, we announced that we would issue approximately 3.5 million additional shares of our common stock as the full adjustment, including actual shares and shares underlying warrants and non-compensatory options, but excluding options issued as compensation to employees. Based on our interpretation of the agreement, we also announced that we expected to issue approximately 750,000 additional options as compensation to our employees who had been AetherWorks employees. The options we grant that are related to compensation for our employees do not count against the limitation imposed by the 20% Merger Rule.

      In November 2000, we were contacted by the representatives of the former AetherWorks owners, and they informed us that they disagreed with our calculation of the adjustment. After discussion and negotiations, we reached an agreement with the former AetherWorks owners pursuant to which we agreed to issue as the adjustment 4,777,973 shares of our common stock and options and warrants to acquire an additional approximately 654,000 shares of our common stock, excluding options issued as compensation to our employees, in each case subject to compliance with the 20% Merger Rule. In addition, we agreed to issue options to acquire an additional 1,311,000 shares as compensation to our employees who had been AetherWorks employees. Pursuant to our agreement with the former owners of AetherWorks, we also agreed to reprice all of the options and warrants to have an exercise price of $1.60 per share, except for one warrant for approximately 70,000 shares that we repriced to $1.33.

      Accordingly, the total number of shares we will issue to the owners of AetherWorks in exchange for their ownership interests, including all shares underlying warrants and options, will be approximately 9.9 million, of which approximately 8.0 million count towards the 20% Merger Rule. The 20% Merger Rule permits us to issue only approximately 6.25 million shares of common stock without stockholder approval. We will not issue shares in violation of the 20% Merger Rule in this transaction, and accordingly, we will issue only approximately 6.25 million shares against our obligation to issue approximately
8.0 shares if this proposal is not approved by the stockholders.

      If this proposal is not approved, then in lieu of issuing the shares that would cause us to violate the 20% Merger Rule, we will pay to the former AetherWorks owners the cash value of those shares. The cash value of the shares will be the greater of $2.93 or the average closing price of the common stock for the five trading days preceding the Special Meeting. Using the $2.93 amount, we would require at least $5.1 million to fund this obligation. Given the cash position of the Company and our need to raise capital to fund operations, as described in Item 1 and Item 3 above, we believe it is in the best interests of the Company to issue common stock instead of making a cash payment to the former AetherWorks owners. If this proposal is not approved, we believe the effect will be to make it very difficult for us to obtain sufficient financing to pay the AetherWorks obligation and also fund our operations.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AUTHORIZATION TO ISSUE MORE THAN 20% OF THE COMMON STOCK TO THE FORMER AETHERWORKS OWNERS.

                 SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      Some of the information set forth in this proxy statement includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to our anticipated financial performance, revenues, business prospectus, expenses and uses of cash reserves. The words "anticipate," "project," "estimate," "expect," "may," "believe," "potential" and similar statements are intended to be among the statements that are forward looking statements. Because these statements reflect the reality of risk and uncertainty that is inherent in our business, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this proxy statement.

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we caution you that a variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to those set forth under the caption "Risk Factors" on page 2 of the registration statement on Form S-3 we recently filed with the SEC and under that caption in our other filings with the SEC.

      We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect unanticipated events or developments.

                                  OTHER MATTERS

      We know of no other matters to be submitted to the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by such proxy in the manner which the board of directors may recommend.

                                          By Order of the Board of Directors



January 22, 2001                          John Dubois
Herndon, Virginia                         Chief Executive Officer

                                                                       EXHIBIT A

                            PROPOSED AMENDMENT TO THE
                            ARTICLES OF INCORPORATION

            We will amend the first sentence of Article Fourth to our restated certificate of incorporation if the amendment is approved by stockholders at the Special Meeting. Set forth below is the proposed amendment. The proposed new text is in italics and the proposed deletions are indicated by overstriking.

[NOTE: IN THE EDGAR VERSION OF THIS DOCUMENT, WITH RESPECT TO THE
 FOLLOWING PARAGRAPH, NEW TEXT IS BRACKETED AND PROPOSED DELETIONS ARE UNDERSCORED]

                  FOURTH: I.  The total number of shares of all classes

              of stock that the corporation shall have authority to

              issue is [86,000,000] 56,000,000 consisting of (i) [85,000,000]
                                    ----------
              55,000,000 shares of Common Stock, $.05 par value (the "Common
              ----------
              Stock"); and (ii) 1,000,000 shares of Preferred Stock, $.05 par value ("Preferred Stock").

                                                                       EXHIBIT B

                            PROPOSED AMENDMENT TO THE
                          1999 LONG TERM INCENTIVE PLAN

            We will amend Section 4(a) of the 1999 Long Term Incentive Plan if the amendment is approved by stockholders at the Special Meeting. Set forth below is the proposed amendment. The proposed new text is in italics and the proposed deletions are indicated by overstriking.

[NOTE: IN THE EDGAR VERSION OF THIS DOCUMENT, WITH RESPECT TO THE
 FOLLOWING PARAGRAPH, NEW TEXT IS BRACKETED AND PROPOSED DELETIONS ARE UNDERSCORED]

     (a) AMOUNT OF STOCK RESERVED. The total amount of Stock that may be subject to outstanding Awards, determined immediately after the grant of any Award,

shall not exceed [11,325,000] 7,325,000 shares of the total number of shares of
                              ---------
Stock outstanding. Shares subject to ISOs, Restricted Stock or Deferred Stock

Awards shall not be deemed delivered if such Awards are forfeited, expire or otherwise terminate without delivery of shares to the Participant. If an Award valued by reference to Stock may be only be settled in cash, the number of shares to which such Award relates shall be deemed to be Stock subject to such

Award for purposes of this Section 4(a). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares.

                                 NX NETWORKS, INC.

                PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
           WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION,
                 THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL.

The undersigned hereby appoints John DuBois and Jay Schifferli as Proxies, with the full power of substitution, and hereby authorizes them to represent and vote, as designated herein, all shares of common stock of Nx Networks, Inc. held of record by the undersigned on January 12, 2001, at the Special Meeting of Stockholders to be held on March 6, 2001, or any adjournment thereof, upon all such matters as may properly come before the Meeting.

  |X|   Please mark your                      If you plan to attend the     |_|
        votes as in this                      Special Meeting, place an X
        example.                              in this box.

     1. PROPOSAL TO AMEND OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK FROM 55 MILLION TO 85 MILLION.

                        FOR           AGAINST         ABSTAIN
                        |_|             |_|             |_|


     2. PROPOSAL TO AMEND THE 1999 LONG TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER BY 4.0 MILLION SHARES.

                        FOR           AGAINST         ABSTAIN
                        |_|             |_|             |_|


     3. PROPOSAL TO AUTHORIZE THE SALE OF MORE THAN 20% OF OUR COMMON STOCK IN PRIVATE SALES IN COMPLIANCE WITH THE NASDAQ STOCK MARKET LISTING REQUIREMENTS.

                        FOR           AGAINST         ABSTAIN
                        |_|             |_|             |_|


     4. PROPOSAL TO AUTHORIZE THE ISSUANCE OF APPROXIMATELY 1.75 MILLION SHARES OF OUR COMMON STOCK TO THE FORMER OWNERS OF AETHERWORKS CORPORATION.

                        FOR           AGAINST         ABSTAIN
                        |_|             |_|             |_|

         * * * CONTINUED AND MUST BE SIGNED ON THE REVERSE SIDE * * *
               ------------------------------------------------

IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

SIGNATURE:                                    DATE:
          -------------------------------          ----------------------------

SIGNATURE:                                    DATE:
          -------------------------------          ----------------------------
         (SECOND SIGNATURE IF HELD JOINTLY)

            NOTE: Please sign exactly as name or names appear on stock certificate as indicated hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.

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STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE
ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
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